Exhibit 99.2

News Release

May 4, 2013

For Release:	Immediately
Contact:	Investors: Stacey R. Renner, (845) 486-5730
Media: Denise D. VanBuren, (845) 471-8323

Central Hudson: Association with Fortis Will Benefit Customers

CH Energy Group (NYSE:CHG) responded today to the Recommended Decision by administrative law judges issued on May 3, 2013 on the Joint Proposal to the New York State Public Service Commission for approval of the acquisition of CH Energy Group and utility subsidiary Central Hudson Gas & Electric Corporation by Fortis Inc. The Recommended Decision is available on the Public Service Commission’s website at www.dps.ny.gov.

The Recommended Decision is an advisory opinion that will be considered by the Commission  in determining whether to approve the acquisition. The Recommended Decision maintains that without modification of the terms of the Joint Proposal filed on January 25, 2013, the benefits of the acquisition are outweighed by perceived detriments remaining after mitigation.  Submissions responding to the Recommended Decision are due by May 17, 2013 with responses to submissions due by May 24, 2013.

“We intend to participate together with Fortis in further proceedings and discussions with the Public Service Commission and other parties to gain approval of the merger agreement,” said Steven V. Lant, Chairman, President and CEO of CH Energy Group, parent corporation of utility Central Hudson Gas & Electric Corp. He noted that while there can be no assurance that such approval will be granted, Central Hudson believes that the concerns expressed in the Recommended Decision can be successfully resolved, and that the transaction is expected to close during the second quarter of 2013.

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About CH Energy Group, Inc.: CH Energy Group, Inc. is predominantly a regulated transmission and distribution utility, headquartered in Poughkeepsie, NY. Central Hudson Gas & Electric Corporation serves approximately 300,000 electric and about 75,000 natural gas customers in eight counties of New York State’s Mid-Hudson River Valley, delivering natural gas and electricity in a 2,600-square-mile service territory that extends north from the suburbs of metropolitan New York City to the Capital District at Albany.

CH Energy Group also operates Central Hudson Enterprises Corporation (CHEC), a non-regulated subsidiary composed primarily of Griffith Energy Services, which supplies energy products and services to approximately 56,000 customers in the Mid Atlantic Region, as well as several renewable energy investments.

Forward-Looking Statements –
Statements included in this Quarterly Report on Form 10-Q and any documents incorporated by reference which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Exchange Act. Forward-looking statements may be identified by words including “anticipates,” “intends,” “estimates,” “believes,” “projects,” “expects,” “plans,” “assumes,” “seeks,” and similar expressions. Forward-looking statements including, without limitation, those relating to CH Energy Group’s and Central Hudson’s future business prospects, revenues, proceeds, working capital, investment valuations, liquidity, income, and margins, as well as the acquisition by a subsidiary of Fortis Inc. and the expected timing of the transaction, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors, including those identified from time to time in the forward-looking statements. Those factors include, but are not limited to: the possibility that various conditions precedent to the consummation of the proposed Fortis transaction will not be satisfied or waived including regulatory approvals of the proposed Fortis transaction on the timing and terms thereof; the impact of delay or failure to complete the proposed Fortis transaction on CH Energy Group stock price; deviations from normal seasonal weather and storm activity; fuel prices; energy supply and demand; potential future acquisitions; legislative, regulatory, and competitive developments; interest rates; access to capital; market risks; electric and natural gas industry restructuring and cost recovery; the ability to obtain adequate and timely rate relief; changes in fuel supply or costs including future market prices for energy, capacity, and ancillary services; the success of strategies to satisfy electricity, natural gas, fuel oil, and propane requirements; the outcome of pending litigation and certain environmental matters, particularly the status of inactive hazardous waste disposal sites and waste site remediation requirements; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism. CH Energy Group and Central Hudson undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. Given these uncertainties, undue reliance should not be placed on the forward-looking statements.

Additional Information about the Fortis Transaction and Where to Find It
In connection with the proposed acquisition of CH Energy Group by Fortis, CH Energy Group filed a definitive proxy statement with the SEC on May 9, 2012, and has filed other relevant materials with the SEC as well. Investors and security holders of CH Energy Group are urged to read the proxy statement and other relevant materials filed with the SEC because they contain important information about the proposed acquisition and related matters. Investors and stock shareholders may obtain a free copy of the proxy statement when it becomes available, and other documents filed by CH Energy Group, at the SEC’s Web site, www.sec.gov. These documents can also be obtained by investors and stockholders free of charge from CH Energy Group at CH Energy Group’s website at www.chenergygroup.com, or by contacting CH Energy Group’s Shareholder Relations Department at (845) 486-5204.